10f-3 REPORT





10f-3 REPORT

CONSULTING GROUP CAPITAL MARKETS FUND
  MULTI-STRATEGY MARKET NUETRAL INVESTMENTS:
  MANAGED BY: CALAMOS ASSET MANAGEMENT:

April 1, 2003 through September 30, 2003



Issuer            Trade Date    Selling Dealer    Amount    Price % of issue

General Motors Corp     6/27/03 Morgan Stanley    3,000,000  $25.000 0.08%


TXU Corp                7/10/03 CS First Boston  199,000,000  $99.50 0.38%